Exhibit 99

NEWS BULLETIN

RE:

TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.

TRADED:          OTC:TTLO

COMPANY CONTACTS:

Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

TUESDAY, JULY 22, 2003

TOROTEL ANNOUNCES NON-CASH CHARGES RESULT IN LOSS FOR FISCAL 2003;

MILITARY CONTRACTS IMPROVE OUTLOOK

KANSAS CITY, MO, July 22 — Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today reported that softer markets for magnetics in the aerospace industry, combined with a higher level of amortization expenses, negatively affected its fourth quarter and year ended April 30, 2003.  The company believes higher military sales will more than offset aerospace weakness, slightly improving revenues in fiscal 2004.

Acquisition Increases Sales; Non-Cash Charges Cause Loss for Fiscal 2003

Consolidated net sales for fiscal 2003 were $4,253,000, up 8 percent compared with $3,938,000 at this time last year.  Torotel Products’ net sales were $3,599,000, a 7 percent decrease from $3,852,000 a year ago.  The April 2002 acquisition of Electronika, a custom designer of ballast transformers for the airline industry, contributed net sales of $654,000 for fiscal 2003 compared with $86,000 for the one month in fiscal 2002.

Earnings from operations were $95,000, down from $610,000.  Amortizing the intangible assets purchased with Electronika led to an amortization cost of $339,000.  An impairment loss of $219,000 relating to Electronika’s intangible assets resulted from the poor economic condition of the airline industry, and the lower than anticipated sales volume for this operation.  Combined with the $59,000 loss from Torotel’s 17 percent interest in Apex Innovations, Inc., which offers knowledge management products and services to government entities, the company had a loss before the extraordinary item of $245,000, or 5 cents per diluted share.  This compares with a gain of $568,000, or 19 cents per diluted share, for last year.  The latest year’s results included an extraordinary gain related to certain old

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liabilities that were settled at amounts lower than originally recorded in 2003.  This decreased the net loss for the year to $170,000, or 3 cents per diluted share.  In 2002, an extraordinary item increased net earnings to $1,034,000, or 35 cents per diluted share.

Flat Sales, Amortization Costs Negatively Affect Fourth Quarter

Consolidated net sales for the latest three months were $1,039,000, down 2 percent compared with $1,059,000 at this time last year.  Torotel Products’ net sales were $917,000, down 6 percent from $973,000 for the year-ago quarter.  This decrease resulted from softness in the aerospace markets.  Electronika contributed net sales of $122,000 compared with $86,000 for the one month last year.

The company posted an operating loss of $43,000 versus a gain of $149,000 in last year’s quarter.  Amortizing the intangible assets from the Electronika acquisition led to an amortization cost of $89,000.  In addition, Torotel’s 17 percent interest in Apex Innovations resulted in a $26,000 loss.  As a result, the loss before the extraordinary item was $78,000, or 2 cents per diluted share, compared with earnings of $129,000, or 4 cents per diluted share, for the fourth quarter last year.  During the latest quarter, the extraordinary item mentioned earlier reduced the operating loss to $3,000, or essentially breakeven.

Good Level of Cash Flow

Cash flow generated by operations was $90,000 for the fourth quarter versus $104,000 at this time last year.  As a result, Torotel closed the year with operating cash flow of $466,000, compared with $455,000 in the prior year.

“Measured by cash flow, our operations had a respectable performance in fiscal 2003 – especially when you consider that we more than doubled our cash on hand while simultaneously reducing debt,” said H. James Serrone, chief financial officer and general manager.  “Unfortunately, this was not enough to overcome the negative effect of the non-cash charges.”

Demand from Military Customers Should Offset Soft Aerospace Market

“While weakness in Torotel’s aerospace markets contributed to a 10 percent decrease in the overall rate of new order bookings compared with last year, we experienced a 57 percent increase in order bookings during the last four calendar months (March to June),” Serrone explained.  “The increase is attributable to higher demand from Torotel’s military markets.  This trend should continue, as a major defense contract award is expected in the first half of this fiscal year.

“The aerospace markets remain soft,” Serrone continued.  “Feedback from major customers indicates these conditions will continue throughout the 2004 calendar year, negatively affecting Electronika.

“As a result, we have targeted $4,500,000 as a consolidated sales goal for fiscal 2004,” Serrone concluded.

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Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in commercial, industrial and military electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all information on our expected financial position, results of operations, cash flows, strategy, budgets and management’s plans and objectives.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include the impairment of intangible assets, decreased demand for products, delays in developing new products, expected orders that do not occur, loss of key customers, the impact of competition and price erosion as well as supply and manufacturing constraints, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.

FINANCIAL TABLES FOLLOW